Exhibit 99.1

Molina Healthcare Completes Sale of Medicaid Management Information Systems Business to DXC Technology

LONG BEACH, Calif.--(BUSINESS WIRE)--October 1, 2018--Molina Healthcare, Inc. (NYSE: MOH) today announced that it has completed the previously announced sale of its formerly wholly owned subsidiary, Molina Medicaid Solutions (MMS), to DXC Technology Company (NYSE: DXC).

The net purchase price received for the equity interests of MMS was approximately $231 million in cash, which amount is subject to customary post-closing cash, debt, and working capital adjustments. The Company will recognize the transaction in the third quarter. The proceeds will provide additional resources and flexibility to invest in and focus on the Company’s core health plan business and to continue executing on its margin recovery and sustainability plan.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.1 million members as of June 30, 2018. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Ryan Kubota, 562-435-3666
or
Public Relations:
Laura Murray, 562-506-9208